Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vision-Sciences, Inc.
Orangeburg, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Numbers 333-72547, 333-48654, 333-148721 and 333-154150) of Vision-Sciences, Inc. of our report dated June 24, 2009, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO Seidman, LLP
Valhalla, New York
June 24, 2009